Exhibit 16.1
June 9, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Bluefly, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K as part of the Form 8-K of Bluefly, Inc. dated June 3, 2009.  We agree with the statements concerning our firm in such Form 8-K.

/s/ PricewaterhouseCoopers, LLP